Exhibit 10.63

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AND DISTRIBUTION AGREEMENT

This LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of December 27, 2022 (the “Effective Date”) by and between SeaStar Medical Holding Corporation, a Delaware corporation, with a place of business at 3513 Brighton Blvd, Suite 410, Denver, Colorado 80216 (“Supplier”), and Nuwellis, Inc., a Delaware corporation, with a place of business at 12988 Valley View Road, Eden Prairie, Minnesota 55344 (“Distributor”).  Supplier or Distributor may hereinafter be referred to as a “Party” or collectively as “Parties”.

Recitals

Whereas, Supplier is a medical technology company that has developed the Selective Cytopheretic Device (“SCD”), for pediatric and adult acute kidney injury (“AKI”) indications;

Whereas, Supplier has submitted an application to the FDA (as defined below) for a Humanitarian Device Exemption (“HDE”) for SCD for the treatment of pediatric patients with AKI on continuous renal replacement therapy (“CRRT”);

Whereas, Supplier desires to appoint Distributor as the exclusive distributor to promote, advertise, market, distribute and sell the Product (as defined below) in the Territory (as defined below) on the terms and conditions set forth in this Agreement; and

Whereas, Distributor desires to accept such appointment, subject to the terms and conditions set forth in this Agreement.

Agreement

Now, Therefore, in consideration of the promises, covenants, and agreements hereinafter set forth, and certain other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.          Definitions.  Capitalized terms used herein, to the extent not otherwise defined, have the meanings specified in Exhibit A attached hereto which are incorporated herein for all purposes.

2.            Appointment.

2.1.        Appointment; Exclusivity.

2.1.1.          Supplier hereby appoints Distributor as its exclusive distributor (even as to Supplier) to market, promote, sell, and distribute the Product in the Territory for the Product’s HDE authorized uses and Other Authorized Uses, and Distributor hereby accepts such exclusive appointment and agrees to act as such exclusive distributor in the Territory.

2.1.2.          Neither Distributor nor its Affiliates or Permitted Sub-Distributors (as defined below) shall intentionally offer for sale, sell, agree to sell, promote, market, distribute or advertise the Product for use outside of the Territory, or sell the Product to any Third Party who, to the reasonable belief of Distributor or its Affiliates or Permitted Sub-Distributors, intends to do so, or cause to be done, any of the foregoing activities. Distributor shall not make any modifications, alterations, or improvements in or to any of the Products, or the Product’s packaging or labelling without the prior written consent of Supplier in each instance. For avoidance of doubt, neither Distributor nor its Affiliates or Permitted Sub-Distributors shall offer for sale, sell, agree to sell, promote, market, distribute or advertise the Product for any use not approved by the FDA or that is not an Other Authorized Use.

2.1.3.          Notwithstanding anything to the contrary, in the event that Distributor does not sell at least one hundred and fifty (150) or more units of the Product within the initial eighteen (18) month period following Supplier’s receipt of  HDE Approval for the Product and the completion of the sales force training conducted in collaboration with Supplier, the appointment by Supplier pursuant to this Section 2.1 shall automatically be converted to a non-exclusive appointment of Distributor and for the remainder of the Term, Supplier shall be entitled to appoint additional Third Parties as distributors of the Product on a non-exclusive basis in the Territory. Distributor shall use best efforts to cooperate with Supplier and complete the sales force training as promptly as possible after HDE Approval for the Product.

2.2.    Permitted Sub-Distributors.  Except for the permitted dealers or sub-distributors listed on Exhibit B (each a “Permitted Sub-Distributor”), which exhibit may be updated from time to time upon written consent of Supplier, Distributor shall not appoint any dealers or sub-distributors to distribute, market and sell any Product anywhere in the Territory. Distributor shall ensure that each of its Permitted Sub-Distributors is bound by written agreement that is consistent with, and subject to the terms and conditions of this Agreement.  Distributor shall be solely liable and responsible for the performance of any of its Permitted Sub-Distributors.

2.3.       License Grant by Supplier. During the Term, Supplier, on behalf of Supplier and its Affiliates, hereby grants to Distributor a limited non-exclusive, non-transferable and terminable license, under Intellectual Property Rights Controlled by Supplier relating solely to the Product, including without limitation, any and all Product Improvements, solely for Distributor to use, import, market, distribute, sell, and offer to sell the Product within the Territory pursuant to this Agreement and consistent with the HDE Approval. Any Product Improvements created by or on behalf of Distributor in the performance of its obligations under this Agreement shall be owned by Supplier.  Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party.

2.4.       Right of First Negotiation.  During the Term, Supplier hereby agrees to provide Distributor prompt written notice (but in any event, such written notice must be delivered not later than thirty (30) business days following Supplier’s receipt of applicable regulatory approvals to commercialize such product) in the event Supplier develops a new or replacement of the Product that is approved or is in the process of being approved by the FDA (the “New Product”).  Following Distributor’s receipt of such written notification from Supplier, Distributor shall have the first right, by providing Supplier with written notice with thirty (30) days of its receipt of such notice (“Negotiation Notice”), to negotiate an amendment to this Agreement or a separate agreement to allow Supplier to be the exclusive distributor of such New Product. During the period commencing on the date of Supplier’s receipt of such Negotiation Notice and continuing for sixty (60) days thereafter (“Negotiation Period”), the Parties shall negotiate the terms of such amendment or contract in good faith.  If the Parties do not agree on terms during the Negotiation Period, Supplier and its Affiliates shall be free to enter into an exclusive or non-exclusive distributor relationship with a Third Party without any further obligation to Distributor.

2.5.       License with the Regents of the University of Michigan.   During the Term, Supplier shall remain solely liable and responsible to all Third Parties to which Supplier owes any royalty or other payment obligations in connection with the Product, including, without limitation, any amounts owed by Supplier to the Regents of the University of Michigan pursuant to the terms and conditions of that certain Amended and Restated License Agreement dated October 16, 2007 as amended between Supplier and the Regents of the University of Michigan (the “Michigan License”).  During the Term, Supplier hereby covenants that Supplier will: (a) materially comply with all terms and conditions of the Michigan License; (b) not voluntarily terminate the Michigan License or any of Supplier’s rights to Supplier’s Intellectual Property Rights with respect to the Product thereunder without Distributor’s prior written consent or unless Distributor is in breach; and (c) not: (i) amend the Michigan License in any way that would limit or materially modify or restrict Distributor’s rights and licenses hereunder or increase or modify Distributor’s obligations hereunder, without Distributor’s prior written consent; and (ii) waive any of Supplier’s rights under the Michigan License in a manner that would materially and adversely affect the rights and licenses granted to Distributor hereunder, without Distributor’s prior written consent.  Without limiting the generality of the foregoing, Supplier shall not consent or agree (by amendment, waiver, or other action of similar legal effect) to any limitation or narrowing of the scope of Supplier’s rights (as they exist on the Effective Date) to Supplier’s Intellectual Property Rights under the Michigan License that would materially and adversely affect the rights and licenses granted to Distributor hereunder, without Distributor’s prior written consent.

2.6.      Marketing and Sales Activities. From the date of Supplier’s receipt of HDE Approval for the Product and thereafter for the Term, Distributor shall make such Product available to its sales force and shall use its Commercially Reasonable Efforts to market, promote, distribute and sell such Product in the Territory. Distributor shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and marketing functions for the Product in the Territory, and for conducting its other activities under this Agreement, and shall have the sole authority to control its sales force and direct the activities of its sales force.

2.7.     Branding.  Supplier shall be solely responsible for the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks developed for use in connection with the marketing, sale or distribution of the Products (the “Product Marks”). During the Term, Distributor is authorized to use the Product Marks in connection with Distributor’s advertisement, promotion and distribution of the Product, and Distributor agrees to submit all intended uses of the Product Marks (other than dissemination of Supplier's promotional materials) to Supplier for prior written approval. Distributor agrees not to attach any additional trademarks, trade names, logos or designations to any Product without prior written consent from Supplier. Distributor further agrees (a) to use the Product Marks solely in the form provided or approved in writing by Supplier and (b) not to use any Product Marks with any product other than the Product. All goodwill arising from use of the Product Marks shall inure to the benefit of Supplier. Distributor agrees that it will not at any time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity of any patents, copyrights or trademark belonging to Supplier, including the Product Marks.

3.            Supply of Products.

3.1.       Forecasting.  Distributor shall provide Supplier with a six (6) month non-binding rolling forecast of Distributor’s supply requirements for Product (the “Rolling Forecast”) on a monthly basis by the fifth (5th) business day of each calendar month. Distributor may make the Rolling Forecast available for review either (a) online system or (b) by a written report provided by Distributor; provided that, Distributor notifies Supplier where such Rolling Forecast can be found. The Rolling Forecast is provided to Supplier for planning purposes only and does not represent a binding obligation on behalf of Distributor to purchase the quantity of Products set forth therein or for Supplier to provide the quantity of Products set forth therein.

3.2.  Inventory and Safety Stock. Supplier shall maintain sufficient quantity of the safety stock at its site(s) in its opinion to ensure continued availability of the Products and uninterrupted service to Distributor. Title and risk of loss to the safety stock remains with Supplier until delivered in accordance with Section 3.6.

3.3.       Purchase Orders.  Distributor shall notify Supplier of its requirements for quantities of the Products from time to time by submitting a firm Purchase Order to Supplier at least ninety (90) days prior to the requested delivery dates of such Products and Supplier shall be obligated to supply the Products identified in such Purchase Orders confirmed by Supplier after receipt thereof.  Any and all such Purchase Orders are subject to this Agreement.  Distributor may cancel a Purchase Order issued to Supplier if it provides written notice to Supplier thirty (30) days prior the required delivery date for such Products; provided, however, Distributor may not cancel orders for the Products already shipped to Distributor or otherwise no longer at Supplier’s site.

3.4.       Delivery, Title and Risk of Loss.  Unless otherwise specifically provided for in a Purchase Order, Supplier shall deliver the Products to Distributor’s destination specified in the Purchase Order, FOB to 12988 Valley View Road, Eden Prairie, MN 55344.

3.5.        Shipment.

3.5.1.          Packaging.   The Products shall be packed and shipped at no additional cost to Distributor in accordance with the Purchase Order and good commercial practice to ensure that no damage shall result during transportation. Supplier represents, to its knowledge, that the articles comprising each shipment or other delivery hereunder made by Supplier to Distributor is, as of the date of such shipment or delivery, in material compliance with all Applicable Requirements and the Specifications.

3.5.2.          Packing Slips. Supplier agrees to provide a numbered packing slip for the Products delivered to Distributor. At a minimum, Supplier’s packing slip will contain the following information: (a) Purchase Order number and (b) the quantity of Products shipped.

3.5.3.         Third Party Manufacturers.  Supplier shall have the right to satisfy its supply obligations under this Agreement either in whole or in part through arrangements with Affiliates or Third Parties engaged by Supplier. If Supplier and Distributor agrees to have Distributor supply a portion or certain components of the Product, the Parties will negotiate a separate agreement in good faith.

3.6.        Acceptance and Rejection of Products.

3.6.1.   Distributor shall conduct an examination of each shipment of Products promptly after it takes possession and shall have thirty (30) days from delivery of the Products to either: (a) accept the Products; or (b) notify Supplier that it has delivered Non-Conforming Products.  Products are “Non-Conforming” when the particular Product do not meet the requirements set forth in the Specifications at the time of delivery to Distributor, this Agreement, any applicable laws or regulations, or the warranties set forth herein. For the avoidance of doubt, the term “Non-Conforming” does not include any failure caused directly or indirectly by any failure, act, or omission by Distributor or any of its employees, agents, affiliates, contractors, or vendors, including, but not limited to, failure by Distributor to store and handle Products in accordance with the Product labeling and Specifications. If Distributor fails to accept or notify Supplier within such thirty (30) days, such delivery shall be deemed accepted.

3.6.2.         THE SOLE AND EXCLUSIVE REMEDY FOR PRODUCT THAT DOES NOT CONFORM TO THE WARRANTIES SET FORTH IN THIS AGREEMENT OR THE QUALITY AGREEMENT SHALL BE, AT SUPPLIER’S ELECTION, THE REFUND OF THE PRODUCT TRANSFER PRICE FOR SUCH PRODUCT, TOGETHER WITH ANY COSTS OF FREIGHT AND INSURANCE INCURRED IN CONNECTION WITH THE SHIPMENT OF SUCH PRODUCT, OR, THE REPLACEMENT OF SUCH PRODUCT AT SUPPLIER'S COST AND EXPENSE (INCLUDING SHIPPING).

3.6.3.          Upon a delivery of any replacement Products, Distributor may then within fifteen (15) days inspect the replacement Products to determine whether Supplier has cured the non-conformity or non-compliance. In the event that Distributor determines that Supplier has failed to correct the Non-Conforming Products, then Distributor shall provide written notice to Supplier and may, subject to Section 3.6.4, in its sole discretion (a) terminate all or a portion of the Purchase Order related thereto, and receive a refund of the applicable charge already paid, if any; (b) deliver to Supplier additional notices of Non-Conforming Products; or (c) avail itself of any other remedies available under applicable law, including, but not limited to termination of this Agreement. If Distributor fails to take any action within such fifteen (15) days, such delivery shall be deemed accepted.

3.6.4.         Notwithstanding the provisions of this Section, Distributor shall have the right to revoke its acceptance of any Products, or portion thereof, if Distributor later discovers that Products are Non-Conforming due to latent defects (i.e. a defect that existed as of the date of deliver that causes the Product to be a Non-Conforming Product but such defect is not reasonably discoverable at time of Supplier’s delivery of such Products) and promptly provides written notice upon discovery of such latent defect to Supplier, which notice shall describe the latent defect and shall be provided within fifteen (15) days of such discovery.

3.6.5.          In the event that the Parties disagree whether a delivered Product is a Non-Conforming Product, the Parties shall appoint a Third Party, which shall be a mutually acceptable independent reputable company with knowledge of similar products in the industry, to review records and perform comparative tests and/or analyses on the Non-Conforming Products. The independent Third Party shall complete and report its findings in writing within thirty (30) days, the findings of which shall be binding on the Parties, absent manifest error.  The Parties shall ensure that such independent Third Party is bound to the Parties by obligations of confidentiality no less exacting than those applying between the Parties.  Expenses of such independent Third Party shall be borne by the Party whose position is determined to have been in error or, if such independent Third Party cannot place the fault noticed and complained about, then the Parties shall share equally the expenses of such Third Party.

3.7.       Quality Assurance Requirements.  The Parties will enter into an agreement with respect to quality assurance and/or change control in the supply of the Products including any such quality agreement between the Parties or their Affiliates (the “Quality Agreement”).

4.            Pricing, Payment Terms, Royalties and Taxes.

4.1.        Upfront Payment.  In consideration for the rights and licenses granted herein by Supplier to Distributor, Distributor shall pay Supplier a non-creditable, nonrefundable upfront payment in the amount of [**] due on January 3, 2023. If Supplier does not receive the HDE Approval prior to the first anniversary of the Effective Date, the Supplier (a) shall reimburse to Distributor the [**] previously paid by Distributor to Supplier pursuant to this Section 4.1 and (b) may immediately terminate this Agreement by providing written notice to Distributor.

4.2.       Transfer Pricing.  Supplier shall sell and supply the Products ordered by Distributor pursuant to Section 3 as set forth on the pricing schedule included on Exhibit C. Pricing under this Agreement shall be deemed Supplier’s Confidential Information in accordance with Section 9.

4.3.        Trade Price.  From and after the Effective Date, Distributor shall have the sole authority to determine the prices of Product sold by or on behalf of it during the Term and to establish its own pricing policy for Product within the Territory, including price increase or decreases and the timing thereof; provided that, (a) on a calendar quarter basis, Distributor shall share with Supplier its then-current pricing policy, including any updates since the last calendar quarter; and (b) if on average in a given calendar year, the price of the Products sold during such calendar year is below the suggested trade price set forth on Exhibit C, Supplier shall have the right to either (i) terminate this Agreement upon written notice to Distributor or (ii) convert the appointment of Distributor from exclusive to a non-exclusive appointment.

4.4.       Milestone Payments.  In addition to the other payments contemplated by the terms and conditions of this Agreement, Distributor shall pay Supplier the following milestone payments set forth below within 30 days after achievement of the corresponding milestone events. Such payments shall be non-creditable and nonrefundable.

	Milestone Event	Milestone Payment
1.	Supplier’s receipt of HDE Approval for the Product from the FDA.	[**]
2.	Sale by or on behalf of Distributor of the first 60 units of Product to any Third Party(ies) other than those institutions set forth on Exhibit E.	[**]

4.5.      Royalties; Reports.  Subject to this Section 4.5, in addition to the other payments contemplated by the terms and conditions of this Agreement, Distributor shall pay Supplier royalties based on the gross sales of Products in the Territory during the Term at a royalty rate equal to [**]. All royalty amounts payable shall be paid in U.S. dollars within thirty (30) days after the end of the calendar quarter in which the gross sales for the Products were recorded. Each payment of royalties shall be accompanied by a royalty report which shall set forth: (a) the quantity of Products sold in such calendar quarter; (b) the invoiced transfer price for such Products (i.e. the gross sales); (c) the average invoiced transfer price in comparison with the suggested trade price for such calendar quarter, and (c) royalties payable on gross sales. Distributor shall have the responsible to account for and report sales of any Product in the Territory by its sales force and any Permitted Sub-Distributor .

4.6.      Records; Audit.  Distributor shall keep, and shall cause its Affiliates and Permitted Distributors, to keep complete, true and accurate books of accounts and records sufficient to determine and establish the royalties payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.  Such books and records shall be kept reasonably accessible and shall be made available for inspection during the Term and for a three (3) year period thereafter.  Upon reasonable prior written notice, Distributor shall permit an independent nationally recognized certified public accounting firm, appointed by Supplier and reasonably acceptable to Distributor to inspect the accounts and records of Distributor maintained pursuant to this Agreement to verify the amount of royalties due to Supplier hereunder; provided, that, such inspection shall not occur more often than once per calendar year unless a material error is discovered as part of such inspection, in which case Supplier shall have the right to conduct one more additional thorough inspection for such period.  Any inspection conducted under this Section 4.6 shall be at the expense of Supplier, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least [**], in which case the full costs of such inspection for such period shall be borne by Distributor.  Any underpayment of the royalties due hereunder shall be paid by Supplier to Distributor within thirty (30) days with interest on the underpayment at the rate specified in Section 4.9 from the date such payment was originally due, and any overpayment of the royalties due hereunder shall be credited against future amounts due by Distributor to Supplier.

4.7.       Taxes.  Except for taxes expressly set forth in this Agreement, no extra charges of any kind, including without limitation transportation charges, shall be allowed unless agreed to in writing by Distributor and Supplier.  Distributor shall pay all sales, or use taxes due on the transactions hereunder or provide Supplier customary proof that the transactions are exempt from such taxes; provided, that Supplier shall pay all applicable excise taxes imposed on Supplier.  Invoices shall separately identify any tax that is the responsibility of Distributor hereunder (including value added taxes as exclusively net extra) and shall include either Supplier’s sales tax or use tax permit number.  Each Party shall pay any taxes arising from such Party’s performance of the transactions under the Agreement, including taxes based upon such Party’s net income and penalties or fees imposed due to failure to file or pay collected sales or use taxes.  In all instances where Distributor purchases the Products using an Incoterm requiring importation by Distributor, Distributor shall have the sole and exclusive right to claim and apply for all duty drawbacks and Supplier shall reasonably assist Distributor in making any such duty drawback claims.

4.8.       Invoices.  Supplier shall invoice Distributor with Supplier’s shipment of the Products with an invoice simultaneously with or within thirty (30) days of delivery which invoice shall include, at a minimum, the following information: (a) Purchase Order number and (b) quantity of the Product(s) shipped.  To facilitate prompt payment, all invoices must be directed to, and received by Distributor at the invoice address shown on the applicable Purchase Order.

4.9.      Late Payments.  Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [**] point above the prime rate as published in the Wall Street Journal or any successor thereto, at 12:01 a.m. on the first day of each calendar quarter in which such payments are overdue or (b) the maximum rate permitted by applicable law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

5.            Term and Termination.

5.1.        Term.  Unless earlier terminated in accordance with the provisions of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end the three (3) year anniversary of the date that is the earlier of (a) ninety (90) days after Supplier receives the HDE Approval for the Product and (b) the first commercial sale of the Product (the “Initial Term”); provided however, that this Agreement shall remain in effect with respect to any Purchase Order then in effect at the time of such termination until performance thereunder is completed, unless or until such Purchase Order is itself terminated as herein provided. This Agreement shall automatically extend for additional terms of one (1) year and for a total of two (2) extensions (each a “Renewal Term”).  In the event Distributor elects not to extend, Distributor shall provide written notice to Supplier at least one hundred and eighty (180) days prior to the expiration of the Initial Term or any Renewal Term. The Initial Term of this Agreement and any Renewal Terms are referred to as the “Term” of this Agreement.

5.2.        Termination.

5.2.1.          Termination for Breach.   Either Party may terminate this Agreement upon written notice to the other Party in the event the other Party materially breaches this Agreement and fails to cure the breach within ninety (90) days after receipt of written notice thereof.  Material breaches shall include, but are not limited to: (a) the filing of bankruptcy, receivership or similar proceeding due to insolvency (voluntarily or involuntarily); (b) dissolution, liquidation or other discontinuation of all or a significant part of the other Party’s business operations or the threat to cease to carry on all or a significant part of it business operations; or (c) any material breach of a Party’s obligations under this Agreement, including a material breach of a Party’s representations and warranties.  Any termination effected pursuant to this Section 5.2.1 shall be deemed effective as of the date specified in the notice of termination if not cured within the ninety (90) day cure period.

5.2.2.         Other Termination.  Supplier may terminate this Agreement pursuant to Sections 4.1, 4.3, or 10.1.2 and either Party may terminate this Agreement pursuant to Section 13.

5.2.3.         Consequences of Termination.  Upon termination of this Agreement, (a) Distributor shall cease commercializing or otherwise selling the Products and shall cease using any Product Marks, (b) all rights granted to Distributor shall terminate, and (c) all of Disclosing Party’s Confidential Information shall be destroyed pursuant to Section 9.4 and notice of confirming such destruction shall be provided to Supplier; provided that, if this Agreement is terminated by Distributor pursuant to Section 5.2.1 or is terminated by Supplier pursuant to Section 5.2.2, Distributor may continue to sell Products in its inventory for a period of up to three (3) months following the effective date of the termination subject to the relevant provisions of this Agreement.

5.3.       Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party from the obligation to pay any sum that may be owing to the other Party (whether then or thereafter due) or operate to discharge any liability or obligation that had been incurred by either Party prior to any such termination.

5.4.      Survival. The following provisions hereof shall survive the expiration or termination of this Agreement and shall be binding to the respective successors, assigns, subsidiaries or Affiliates of the Parties:  Sections 4.6, 5.2.3, 5.3, 5.4, 9, 10 and 12.

6.           Representations, Warranties and Certain Covenants.

6.1.       No Conflict.  Supplier represents and warrants to Distributor that as of the Effective Date no Third Party has any right to distribute the Product in the Territory, which right would conflict with the exclusive distribution rights granted to Distributor hereunder.  Each Party represents and warrants that the execution and performance by it of its obligations hereunder do not and will not violate or conflict with any obligation that such Party has to any Third Party.

6.2.        Compliance with Applicable Requirements.  Supplier warrants that the Products manufactured and supplied by Supplier to Distributor shall be manufactured, inspected and supplied substantially in accordance with the Applicable Requirements, and that Supplier’s performance hereunder shall otherwise materially comply in all respects with the Applicable Requirements. Distributor represents, warrants and covenants that it shall and shall ensure that the Permitted Sub-Distributor complies with all applicable federal, state, and local laws, statutes, ordinances, regulations, rules, and orders in connection with its performance under this Agreement. Other than FDA authorizations for the Products which shall be the responsibility of Supplier, Distributor shall have sole responsibility to obtain and maintain, at its own expense, all certifications, credentials, authorizations, licenses, and permits necessary in exercising its rights and performing its obligations under this Agreement.

6.3.      No Infringement or Misappropriation.   Supplier represents and warrants that the Products, including but not limited to the manufacture and supply of the Products by Supplier hereunder and the resale by Distributor and use thereof by customers pursuant to this Agreement, do not violate, infringe, or misappropriate the Intellectual Property Rights or proprietary right of any Third Party in the Territory, nor, to its actual knowledge, has any written claim of such infringement been threatened or asserted.

6.4.       Proper Authority.  Supplier and Distributor each represent to the other that the execution, delivery and performance of this Agreement by such Party:  (a) has been duly authorized by all necessary corporate action; (b) does not conflict with, or result in a material breach of, the articles of incorporation or by-laws of such Party, and any material agreement by which such Party is bound, or any law, regulation, rule, judgment or decree of any governmental instrumentality or court having jurisdiction over such Party; and (c) this Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party enforceable in accordance with its terms.

6.5.       No Pending Claims or Litigation.  Each Party represents and warrants to the other Party that there is no action, suit, claim, investigation or proceeding pending or, to the best of its actual knowledge, threatened in writing against it that, if adversely decided, might adversely affect such Party’s: (a) ability to enter into this Agreement; or (b) the performance of such Party’s obligations hereunder.

6.6.  Debarment.  Each Party hereby represents and warrants that neither it, nor any Affiliates, agents, subcontractors or employees performing services hereunder are debarred, disqualified, excluded, or otherwise restricted from participating in any government program or procurement process by any governmental body based on operation of local or international law, including participation in clinical development activity, or from any federal or state procurement or health care program pursuant to the regulations of the FDA, its local equivalent, or any other local or international regulatory authority.  Each of Supplier and Distributor will notify the other immediately if it learns of any investigation or proceeding that could result in any such restrictions.  Upon receipt of notice the receiving party may elect to terminate this Agreement effective as of the date of notice.  Any termination by a Party pursuant to this Section 6.6 shall be deemed to be a termination by such for material breach of this Agreement by the other Party.

6.7.       No Implied Warranties.  THE EXPRESS REPRESENTATIONS AND WARRANTIES GIVEN IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS AND WARRANTIES GIVEN BY THE PARTIES AND ARE GIVEN IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO THE PRODUCT OR ANY COMPONENTS OR OTHER SUPPLIER’S INTELLECTUAL PROPERTY, INFORMATION, MATERIALS OR SERVICES PROVIDED UNDER THIS AGREEMENT.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES GIVEN IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, TO THE EXTENT APPLICABLE, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR, TO THE EXTENT APPLICABLE, ANY WARRANTY ARISING FROM COURSE OF DEALING OR TRADE USAGE.

7.            Product Labeling and Literature.

7.1.      Product Labeling.  The Products manufactured by Supplier and sold to Distributor pursuant to this Agreement shall be labeled in accordance with the HDE Approval for such Product by FDA.  All Product packages shall contain instructions for use (IFU) in a form that is consistent with the HDE Approval by FDA, which may be updated by Supplier in its sole discretion.  Supplier shall be responsible for submitting to the FDA’s Global Unique Device Identifier Database (GUDID), maintaining submissions, and ensuring that the device and package label bears the unique device identifier (UDI) through application of Global GS1 standards.  For the avoidance of doubt, Supplier shall have sole control and responsibility for ensuring compliance with all legal and regulatory requirements regarding packaging and labeling of the Products provided to Distributor for sales throughout the Territory.  Distributor shall not make any changes to any Product packaging or labeling without the prior written consent of Supplier.

7.2.        Product Literature.  Upon execution of this Agreement, Supplier will provide to Distributor, at Supplier’s expense, electronic copies of all existing descriptive materials and sales and technical literature related to the Products for the HDE authorized intended use (the “Product Literature”).  Supplier hereby grants to Distributor and its Affiliates and Permitted Sub-Distributors during the Term a non-exclusive, non-transferable, non-royalty bearing limited right and license to access and use the Product Literature, including without limitation, to make and distribute copies thereof and prepare derivative works, marketing materials, images, graphics and related documentation based on the Product Literature, in any media now known or hereafter developed, solely for the purposes to sell, train on, market, promote and distribute the Products as set forth in this Agreement. All derivative works, marketing materials, images, graphics and related documentation based on the Product Literature shall be the property of Supplier and Distributor hereby assigns its rights thereto to Supplier subject to its right to use such works during the Term. Distributor shall obtain Supplier’s prior written approval of sales and marketing claims, materials and product literature prior to using and distributing such materials. Distributor shall not use any sales and marketing claims, materials and product literature unless and until Supplier has approved such claims, materials, and literature in writing.

7.3.       Support and Training.  During the Term of this Agreement, Supplier will keep Distributor reasonably informed of any significant and material new technical developments and information solely relating to the Products that is in Supplier’s possession.  Supplier agrees to provide to Distributor, at Distributor’s expense, the reasonable services of Supplier personnel and such other sales and marketing training and assistance and support, to the extent Supplier reasonably can provide such services, to reasonably enable Distributor’s personnel to train its sales force about the Products.  Such assistance and support may include, without limitation, to the extent already available, Supplier’s provision of data generated to support Product safety and performance, training and education materials.  In addition, Supplier agrees to make product experts and other Supplier personnel reasonably available to Distributor from time to time upon Distributor’s reasonable request and expense to answer questions in order for Distributor’s sales force to make clinician visits and attend marketing collateral for key conferences and the annual and semi-annual Distributor sales meetings.

8.            Regulatory.

8.1.       Regulatory Approvals.  Supplier shall obtain and/or maintain all legal and regulatory acceptances and approvals that are required for the marketing of the Product in the Territory.  Supplier shall comply with any future requirements imposed by the FDA related to its regulatory approvals. Distributor shall provide such assistance from time to time as Supplier reasonably requests in connection with its regulatory compliance.  Supplier shall retain exclusive authority and responsibility for all governmental marketing authorizations with respect to the Products in the Territory.

8.2.      Permits.  Distributor shall obtain and/or maintain all permits, licenses, exemptions, and other authorizations required under the applicable laws and regulations for the distribution of the Products in the Territory and for Distributor’s obligations and activities under this Agreement.  Distributor shall ensure compliance with the applicable laws and regulations for its Product storage, handling, distribution, marketing, sale, and other activities under this Agreement. Distributor shall comply with the storage, handling, and distribution requirements set forth in the Product labeling and any other Specifications or Product labeling requirements relevant to Distributor’s activities.

8.3.       Audits.  Supplier  shall have the right, upon reasonable advanced notice to Distributor, to inspect and audit the facilities being used by Distributor (or any Third Party) for distribution, handling, and storage of the Product to assure compliance by Distributor (and its suppliers’ or vendors’) with the applicable rules and regulations  and the requirements of this Agreement. Distributor shall notify Supplier immediately of FDA, state board, or any other government regulatory notice, communication, inspections or actions relative to Products or Distributor’s activities under this Agreement. Distributor shall remedy or cause the remedy of any deficiencies which may be noted in any governmental authority inspection or Supplier audit or present to Supplier a written plan to remedy such deficiencies within ten (10) business days.  The failure by Distributor to remedy or cause the remedy of any such deficiencies or to present such a plan and use best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan shall be deemed a material breach of this Agreement.  Distributor acknowledges that the provisions of this Section 8.3 granting Supplier certain audit rights shall in no way relieve Distributor of its obligations under this Agreement, nor shall such provisions require Supplier to conduct any such audits.

8.4.        Complaints, Adverse Event Reporting, and Recalls.

8.4.1.          Supplier, at its expense, shall be responsible for the prompt review, evaluation and documentation of all complaints relating to the Products.  Distributor shall promptly forward to Supplier all complaints received concerning the Products, but in no case later than three (3) days after receipt by Distributor, including all reports of serious injury, product malfunction or other adverse events.  Distributor shall cooperate with Supplier’s investigation of complaints.  Supplier shall comply with the manufacturer requirements under FDA’s medical device reporting (MDR) regulations (21 CFR Part 803).  Distributor shall maintain complaint files as required for distributors under FDA’s MDR regulations (21 CFR Part 803).

8.4.2.         Distributor agrees that if Distributor discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to the Products which may reasonably require a recall, market withdrawal, correction, or other field action of the Products in the Territory (collectively, a “Recall”), that it shall promptly communicate such fact, condition, circumstance or event to Supplier within twenty-four (24) hours. Supplier shall be solely responsible for conducting and shall have the final decision for all Recalls of the Product.  Supplier will decide the nature and urgency of any Product Recall.  If necessary, Supplier will contact Distributor to coordinate Recall activities.  The Parties shall cooperate in giving effect to any necessary Recall.   Supplier is solely responsible for any notifications or other communications to FDA or other governmental authorities, and for responding to any inquiries concerning a Product Recall.  Distributor shall notify Supplier of any governmental authority inquiries received by Distributor concerning a Product Recall within one (1) day.

8.4.3.          Distributor shall refer all written and oral complaints of any kind concerning the Product to Supplier as promptly as possible, but in no event more than 5 business days following Distributor’s receipt of such complaint. Distributor shall also provide additional information and documentation as may be reasonably requested by Supplier and available to Distributor. Notwithstanding the foregoing, Distributor may advise the applicable complainant of Distributor’s actions with respect to the complaint (i.e., submission thereof to Supplier for resolution). Distributor shall keep a record of all Product-related complaints. Supplier agrees to respond as promptly as possible with the results of its investigation and advise Distributor of the available resolutions of such complaint submitted by Distributor to Supplier under this Section 8.2.3. With respect to all complaints under this Section 8.2.3 each Party agrees to comply with all applicable privacy laws rules and regulations by which the Parties are bound.

8.4.4.         Supplier shall bear all costs and expenses and reimburse Distributor for all reasonable out-of-pocket expenses associated with any Recall of the Products, except with regard to any Recall caused in whole or in part by any action, failure, or omission by Distributor or any of its employees, agents, affiliates, contractors, or vendors.  Such costs and expenses may include, preparing customer letters, mailing expenses, any other necessary notices, and destruction, return, repair, and/or replacement of the recalled or withdrawn Products, including the cost of shipping and freight.

8.4.5.          Distributor shall maintain a system for the traceability of all of the Products shipped from Distributor’s stock to end users.  The system will, at a minimum, comprise dates, catalogue numbers and lot numbers of each shipment, and such information shall be available at any time upon Supplier’s reasonable request and shall comply with the UDI Rule. Such data shall be maintained by Distributor and made available to Supplier upon request for thirteen (13) years, whether or not this Agreement remains in effect.

9.            Confidential Information.

9.1.      Confidentiality and Non-use. During the Term of this Agreement and [**] thereafter, the Disclosing Party is willing to disclose Confidential Information to the Receiving Party on the following terms (a) the Receiving Party shall receive, maintain, and hold the Disclosing Party’s Confidential Information in strict confidence and will not disclose it to any other person or entity, except to its and its Affiliates’ employees, officers, agents, and consultants (the “Representatives”) to whom disclosure is necessary for performance of this Agreement, who have been made aware that the Confidential Information is confidential and are contractually bound to treat it as such; and (b) the Receiving Party and its Representatives shall not utilize any of Disclosing Party’s Confidential Information other than for performance hereunder. This Agreement terminates, as of the Effective Date, any confidentiality agreement(s) entered into by the Parties or their Affiliates for the purposes of effectuating this Agreement. All confidential or proprietary information exchanged between the Parties under such prior confidentiality agreement shall be deemed Confidential Information of the corresponding Party under this Agreement and shall be subject to the terms of this Section 9.

9.2.        Exceptions.  The obligations set forth in Section 9.1 above shall not extend to any portion of Confidential Information: (a) which at the time of disclosure is in the public domain or, after disclosure, becomes part of the public domain, other than as a result of disclosure by the Receiving Party or its Representatives in violation of the terms of this Agreement; (b) that Receiving Party can establish was lawfully in its possession prior to disclosure hereunder; or (c) that is or was received by the Receiving Party from a Third Party having a legal right to transmit the same, free of any confidentiality obligations to the Disclosing Party.

9.3.     Authorized Disclosure.  Supplier may disclose Confidential Information belonging to Distributor to the extent such disclosure is reasonably necessary in the following situations: (a) filing, prosecuting, defending or enforcing any patent, trademark or other Intellectual Property Right related to the Product, (b) regulatory filings and other filings with governmental authorities (including regulatory authorities), including filings with the FDA, (c) complying with applicable law, including regulations promulgated by securities exchange, and (d) disclosures to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner and others on a reasonable need-to-know basis.

9.4.       Return or Destruction of Confidential Information.  Upon termination or expiration, the Receiving Party shall cease all use and make no further use of any Confidential Information disclosed to it by the other Party and shall, upon written request from the Disclosing Party, promptly return or destroy all of Disclosing Party’s Confidential Information (including copies thereof) that is in tangible form (including electronic imaging of Confidential Information) and any documents created by the Receiving Party containing Confidential Information.

9.5.      Equitable Relief.  The Parties agree that should this Section 9 be breached, money damages would be inadequate to remedy such a breach.  As a result, the Disclosing Party shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance, and injunctive or other equitable relief as a remedy for any such breach of this Section 9.  Such remedy shall be in addition to all other remedies, including money damages, available to such Party at law or in equity.

9.6.        Press Release.    The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 9.3 or this Section 9.5.  Each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party.  Notwithstanding the foregoing, the Parties shall agree upon a mutual joint press release to announce the execution of this Agreement, which is attached hereto as Exhibit D; thereafter, Supplier and Distributor may each disclose to Third Parties the information contained in such joint press release without the need for further approval by the other Party.  The Parties acknowledge that either or both Parties may be obligated to file under applicable law a copy of this Agreement with the U.S. Securities and Exchange Commission or other governmental authorities.  Each Party shall be entitled to make such a required filing, provided, that, it requests confidential treatment of the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party.

10.          Indemnification.

10.1.      Supplier Indemnity.

10.1.1.       Supplier shall defend, indemnify, and hold harmless Distributor, its Affiliates, and each of its and their officers, directors, employees and other Representatives (“Distributor Indemnitees”) from and against any and all Third Party claims, suits and proceedings for any liabilities, claims, suits, actions, losses, costs, expenses (including reasonable attorneys’ fees), judgments or damages (“Losses”) that are based upon or arise out of (a) infringement, misappropriation, or violation of any Intellectual Property Rights of a Third Party by the use of the Product that was sold by Distributor and used as intended by Supplier; (b) Supplier’s negligence or misconduct; (c) material breach by Supplier of a representation, warranty and/or covenant hereunder; (d) violation or failure by Supplier to comply with any federal or state law, regulation, statute, or ordinance including but not limited to the Applicable Requirements and/or Material Declaration Requirements; and (e) failure to comply with the confidentiality obligations set forth herein. The foregoing indemnity obligation shall not apply to the extent that any Loss is subject to indemnity pursuant to Section 10.2.

10.1.2.       In the event that Supplier receives a written letter or a filed complaint from a Third Party claiming that it had rights to distribute the Product in the Territory and the Supplier is in breach of the first sentence of Section 6.1, Supplier (a) shall reimburse the amounts previously paid by Distributor to Supplier under this Agreement and (b) may immediately terminate this Agreement by providing written notice to Distributor.  THIS REIMBURSEMENT, IN ADDITION TO ANY INDEMNIFICATION OBLIGATION UNDER SECTION 10.1.1 ABOVE, IS THE SOLE AND EXCLUSIVE REMEDY FOR SUPPLIER’S BREACH OF THE FIRST SENTENCE OF SECTION 6.1.

10.2.      Distributor Indemnity.  Distributor shall defend, indemnify, and hold harmless Supplier, its Affiliates, and each of its and their officers, directors, employees and other Representatives (“Supplier Indemnitees”) from and against any and all Third Party claims, suits and proceedings for any Losses that are based upon or arise out of (a) infringement, misappropriation, or violation of any Intellectual Property Rights of a Third Party by any Distributor Indemnitees; (b) Distributor Indemnitee’s negligence or misconduct; (c) material breach by Distributor of a representation, warranty and/or covenant hereunder; (d) violation or failure by Distributor to comply with any federal or state law, regulation, statute, or ordinance including but not limited to the Applicable Requirements and/or Material Declaration Requirements; and (e) failure to comply with the confidentiality obligations set forth herein. The foregoing indemnity obligation shall not apply to the extent that any Loss is subject to indemnity pursuant to Section 10.1.

10.3.     Indemnification Process.  Distributor Indemnitee or Supplier Indemnitee (as applicable, the “Indemnitee”) shall give the other Party from whom indemnity is being sought (the “Indemnifying Party”) prompt written notice of the Third Party claims (provided that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification, except to the extent such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnitee shall reasonably cooperate with the Indemnifying Party.  The Indemnifying Party shall have the right to assume the defense (at its own expense) of any such Third Party claim through counsel of its own choosing.  The Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  The Indemnifying Party shall not settle or otherwise resolve any such Third Party claim (a) unless such settlement imposes only a monetary obligation on the Indemnitee, which obligation will be indemnified by the Indemnifying Party, or (b) without the prior written consent of the Indemnitee, which such consent shall not to be unreasonably withheld, conditioned or delayed.

10.4.    Limitation of Liability.  EXCEPT FOR AMOUNTS PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS PURSUANT TO SECTIONS 10.1 AND 10.2 OR DAMAGES ARISING AS A RESULT OF A BREACH OF SECTION 9, OR ARISING FROM A PARTY’S NEGLIGENCE OF WILLFUL MISCONDUCT, IN NO EVENT SHALL SUPPLIER OR DISTRIBUTOR OR THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF USE OR REVENUE, OR PROFITS IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ITS TERMINATION, OR ANY BREACH HEREOF.

10.5.      Intellectual Property.

10.5.1.        Enforcement of Rights.  If Distributor (a) learns of any infringement or violation by a Third Party in the Territory of any of Supplier’s Intellectual Property Rights related to the Product, including any Product Marks, Distributor shall notify Supplier as soon as practicable. Distributor shall have the first right, but not the obligation, at its sole cost and expense to enforce to any infringement or violation in the Territory of Supplier’s Intellectual Property Rights solely related to the Product. Distributor shall give Supplier a reasonable opportunity to review and comment on the text of any filing or submissions to be made by Distributor in connection with any such action. Supplier shall have the right to be represented by counsel of its own choice, at its own cost and expense. If Distributor elects not to initiate, or intends to cease an action to terminate to enforce such Supplier’s Intellectual Property Rights, Distributor shall give prompt notice to Supplier and Supplier shall have the right (but not the obligation) to initiate or continue such action. If Supplier elects to initiate or continue such action, then Distributor shall execute such documents and perform such acts as may be reasonably necessary to effect a transfer of such responsibility to Supplier in a timely manner to allow the Supplier to initiate or continue such action.

10.5.2.        Defense of Infringement Claims.  If any Third Party asserts a claim against Distributor (or any of its Affiliates or Permitted Sub-Distributors) alleging that the Product infringes, misappropriates or violates the Intellectual Property Rights of any Third Party (any such claim being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail. Distributor shall have the first right, but not the obligation, at its sole cost and expense to defend to any Infringement Claim. Distributor shall give Supplier a reasonable opportunity to review and comment on the text of any filing or submissions to be made by Distributor in connection with any such action. Supplier shall have the right to be represented by counsel of its own choice, at its own cost and expense. If Distributor elects not to initiate, or intends to cease an action to terminate to defense of such Infringement Claim, Distributor shall give prompt notice to Supplier and Supplier shall have the right (but not the obligation) to initiate or continue such action. If Supplier elects to initiate or continue such action, then Distributor shall execute such documents and perform such acts as may be reasonably necessary to effect a transfer of such responsibility to Supplier in a timely manner to allow the Supplier to initiate or continue such action.

10.5.3.      Cooperation.  To the extent that any infringement or violation by a Third Party or an Infringement Claim covers (a) Intellectual Property Rights in the Territory and outside the Territory and/or (b) Products and other products not covered by this Agreement, Distributor shall cooperate in good faith with Supplier and Supplier’s other distributors in good faith in connection with any enforcement and defense strategy.

10.5.4.       Ownership.  As between the Parties, all Intellectual Property Rights related to the Products shall be owned by Supplier. Distributor shall not decompile, disassemble or reverse engineer any Products or components thereof and shall not file any patent applications based on any inventions arising from the breach of this Section 10.5.4.

11.         Insurance.    The Parties shall maintain adequate insurance, including but not limited to product liability insurance, in such amounts and with such insurance companies as is customary in accordance with sound business practices consistent with the nature of the Product and the responsibilities of the Parties under this Agreement.  Upon termination of this Agreement for any reason, each Party shall maintain such insurance in full force and effect (or “tail” coverage shall be obtained) for a period of two (2) years following such termination.

12.          Independent Contractor.

12.1.     Relationship of the Parties.   Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.  Nothing in this Agreement shall be construed to give either Party the right or power to direct or control the activities of the other Party or to authorize either Party to bind the other Party to, or assume or create any contract and obligation of any kind, express or implied, on behalf of the other Party or to any other person.

12.2.      No Right to Participate in Distributor Plans.   No amounts payable by Distributor under this Agreement will be considered salary for pension and incentive compensation purposes. Furthermore, because Supplier is engaged in its own independent business, Supplier and Supplier’s employees, suppliers, subcontractors, agents, or representatives are not eligible for and will not participate in Distributor’s retirement plans, insurance plans, and any other benefits normally afforded to employees of Distributor.  Supplier agrees to pay, and hereby accepts full and exclusive liability for the payment of, any and all contributions and taxes for Unemployment Compensation or Disability Insurance or Old Age Pension or Annuities, and all similar provisions now or hereafter imposed by any federal or state governmental authority, which are imposed with respect to or measured by wages, salaries, or other compensation paid by Supplier to persons employed or retained by Supplier.

12.3.     Assignment.    Except as otherwise set forth herein, neither party may assign this Agreement, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld).  This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, their respective successors, and permitted assigns.  No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement.  Any attempted assignment of this Agreement not in compliance with this Section 12.3 shall be null, void, invalid and of no force or effect ab initio.

13.         Force Majeure.  In the event that either Party is unable to perform any of its obligations under the Agreement, or to enjoy any of its benefits because of fire, natural disaster, action or decrees of governmental bodies wholly beyond the control of a Party causing its inability to perform (a “Force Majeure Event”), the Party who has been so affected shall immediately give written notice to the other Party and shall use Commercially Reasonable Efforts to resume performance. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may by giving written notice terminate the Agreement. Delays in delivery due to Force Majeure Events shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Events. Any acceptance or warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such Force Majeure Event. As applied to this Section 13 and to determine whether an event is wholly beyond control of a Party, the following are not Force Majeure Events: (i) strikes, slowdowns, or other labor related delays, or (ii) any event resulting from any act or omission of the affected Party. A period of Force Majeure or other event causing inability to perform shall be deemed to commence on the date that the event of Force Majeure or other such event first occurs. The payment of invoices due and owing hereunder shall in no event be delayed by the paying Party because of a Force Majeure Event.

14.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed in that state, without regard to conflicts of laws principles, suit to enforce the interpretation or application of this Agreement shall be brought within a court of competent jurisdiction, state or federal, located within the State of Delaware. The Parties expressly disclaim application of or reference to the United Nations Convention on Contracts for the International Sale of Goods.

15.        Compliance with Laws. The Parties are an equal opportunity employer and federal contractor.  Consequently, the Parties agree that, to the extent applicable to its performance hereunder, each Party shall comply with all applicable federal, state, and local laws, rules and regulations, including without limitation the laws, rules and regulations referred to in this Agreement and the following, which are incorporated herein by reference, as applicable: (a) the Jobs for Veterans Act (38 U.S.C. §§ 4211-4212); (b) Section 503 of the Rehabilitation Act of 1973 (29 U.S.C. § 793); (c) the Office of Federal Contract Compliance Programs’ implementing regulations (41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a)); (d) Executive Order 11246; and (e) Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws, specifically:  each Party and its subcontractors (or Permitted Sub-Distributors) for this Agreement shall abide by the requirements of 41 CFR 60-300.5(a), as applicable.  This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans. Each Party and its subcontractors (or Permitted Sub-Distributors) for this Agreement shall abide by the requirements of 41 CFR 60-741.5(a), as applicable.  This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified individuals with disabilities.  Each Party further agrees that it shall comply with the requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders issued under Section 14 thereof.  The laws, rules, and regulations set forth in this Section 15 are in addition to all other laws, rules, and regulations contained in this Agreement as requirements and are incorporated herein by this reference.

16.          Country of Origin.  Supplier shall maintain and provide copies to Distributor of a listing accurately specifying the country of origin of each of the Products to be supplied under this Agreement. For purposes of this Section 16, the term “country of origin” shall be interpreted consistent with the “substantial transformation test” (i.e., transforming an article into a new and different article of commerce, with a name, character, or use distinct from the original article).

17.          Tooling and Equipment.  Equipment, design, tools, jigs, dies, fixtures, templates, patterns, drawings, and other information and things (herein collectively, the “Tools”) paid for or furnished by Distributor and does not contain any of Supplier’s Confidential Information or Intellectual Property Rights shall be Distributor’s property and Supplier shall not encumber or dispose of them in any way. Distributor shall maintain the Tools in good working condition.

18.        Dispute Resolution.    The Parties shall use reasonable efforts to resolve any dispute relating to this Agreement through a meeting of appropriate managers for each Party.  If the Parties are unable to resolve the dispute, either Party may escalate the dispute to its executives.  If an executive level meeting fails to resolve the dispute within thirty (30) days after escalation, either Party may seek any available legal relief.  This provision shall not affect either Party’s right to seek injunctive or other equitable relief at any time.

19.         Notices.    Any notice required or permitted hereunder shall be given in writing and delivered (a) personally, (b) by express courier, or (c) by electronic mail, followed by registered or certified mail, return receipt requested, postage prepaid, to the Party entitled thereto at the following address for each such Party:

To Distributor:	Nuwellis, Inc. 12988 Valley View Road Eden Prairie, Minnesota 55344 Attention: Nestor Jaramillo, Jr., CEO & President Neil P. Ayotte, SVP & GC Email: [**]; [**]

with a copy (which shall not constitute notice) to:	Honigman LLP 660 Woodward Avenue Detroit, Michigan 48226-3506 Attention: Jessica Herron, Esq. & Phillip D. Torrence, Esq. Email: [**]; [**]

To Supplier:	SeaStar Medical Holding Corporation 3513 Brighton Blvd, Suite 410 Denver, Colorado 80216 Attention: Eric Schlorff, CEO Email: [**]

with a copy (which shall not constitute notice) to:	Morgan, Lewis & Bockius LLP 1400 Page Mill Road Palo Alto, California 94304 Attention: Albert Lung, Esq. Email: [**]

Either Party may change such address by giving notice to the other of such change in the manner contemplated by this Section 19.  The return receipt, the delivery receipt, electronic confirmation of receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

20.          Miscellaneous.

20.1.     Remedies.   No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

20.2.     Counterparts/Electronic Execution and Delivery.  This Agreement may be executed in one or more counterparts and by facsimile or electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

20.3.     Waiver; Modification of Agreement.   Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party. No subsequent alteration, amendment, modification, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

20.4.     Headings.   The headings in this Agreement are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

20.5.      Severability.   In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.6.      Exhibits.  The Exhibits described below and attached hereto are incorporated into this Agreement wherever referenced.

Exhibit A          Definitions
Exhibit B          Permitted Subcontractors
Exhibit C          Transfer Pricing and Suggested Trade Price
Exhibit D          Joint Press Release

20.7.     Entire Agreement.    This Agreement, including any documents referred to herein and any exhibits attached hereto, are incorporated herein by reference and constitute the entire agreement between the Parties with respect to the subject matter hereof, and there are no other representations, warranties, covenants, or obligations except as set forth in this Agreement and the signing by both Parties shall cause this Agreement to be valid on the Effective Date.  This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the Parties, relating to any transaction contemplated by this Agreement (including any confidentiality agreement(s) entered into by the Parties or their Affiliates for the purposes of effectuating this Agreement).  No course of dealing or usage of trade shall be used to modify the terms hereof. This Agreement is the product of negotiations between the Parties, and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any Party due to its actual role in the preparation or drafting hereof by reason of ambiguity in language and/or rules of construction against the drafting Party or similar doctrine.  The documents referred to herein and attached hereto shall be read together with this Agreement to determine the Parties’ intent.  In the event of a conflict between or among such documents, this Agreement shall govern.

Signatures on the Following Page

In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized corporate officers or representatives as of the date first above written.

DISTRIBUTOR:		SUPPLIER:

Nuwellis, Inc.		SeaStar Medical Holding Corporation

By:	/s/ Nestor Jaramillo, Jr.	By:	/s/ Eric Schlorff
Name:	Nestor Jaramillo, Jr.	Name:	Eric Schlorff
Title:	President & CEO	Title:	Chief Executive Officer

Signature Page to
License and Distribution Agreement

Exhibit A

Definitions

“Affiliates” means (a) any corporation or business entity where fifty percent (50%) or more of the voting stock is, and continues to be, owned directly or indirectly by any Party hereto; (b) any corporation or business entity that directly or indirectly owns fifty percent (50%) or more of the voting stock of any Party hereto; (c) any corporation or business entity under the direct or indirect control of such corporation or business entity as described in (a) or (b); or (d) in the case of Distributor, any corporation or business entity that satisfies the criteria set forth in (a), (b) or (c) at any time during the Term of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“AKI” shall have the meaning set forth in the Recitals.

“Applicable Requirements” means all applicable domestic and foreign federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, guidelines and regulations, applicable to the Supplier and/or the Products provided under this Agreement.  Without limiting the generality of the foregoing, “Applicable Requirements” means all rules and regulations applicable to the labeling, re-labeling, packaging, processing, assembly, record creation, record retention, record modification, record transmission (including by electronic means), storage, handling, transport (including exportation and importation of Products within the United States, or to or from the United States and any other country), and reporting of medical devices, and, as applicable, human cells, tissues or human cellular or tissue-based products (HCT/Ps, in accordance with 21 CFR 1271) in effect at a particular time and promulgated by the United States Food and Drug Administration (“FDA”) and any foreign agency or authority equivalent to the FDA, including without limitation 21 CFR 820 (the “Quality System Regulation”) and, 21 CFR 11 (Electronic Records Regulation), if applicable.

“Commercially Reasonable Efforts” means with respect to the activities of a Party, those efforts and resources, including the use of reasonably necessary personnel, equivalent to the efforts that a reasonable distributor or supplier, as applicable, of medical device in the United States, in each case, that is of comparable size and has comparable resources to such Party would typically devote to a product that is of similar market potential, profit potential, and strategic value.

“Confidential Information” means:  (a) the terms of this Agreement, including any information shared during negotiation of this Agreement; and (b) all information disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether tangible or intangible, which (i) is marked as confidential (or the like), (ii) is designated by the Disclosing Party to be confidential at the time of disclosure, or (iii) should be known or understood to be confidential by a person exercising reasonable commercial judgment in the circumstances, whether or not marked, designated or confirmed as confidential by the Disclosing Party, including without limitation any information related to or regarding the Disclosing Party’s business plans, methodologies, strategies, product specifications, development plans, manufacturing data, pricing, quantity requirements, and any technical, marketing, financial, customer, supplier, and employee information including plans, drawings, or samples.

“Control” means, with respect to Intellectual Property Rights, possession by a Party, whether by ownership or license (other than pursuant to this Agreement), of the ability to grant a license or sublicense as provided in this Agreement without violating the terms of any written agreement with any Third Party.

“CRRT” shall have the meaning set forth in the Recitals.

EXHIBIT A-1

“Distributor” shall have the meaning set forth in the Preamble.

“Effective Date” shall have the meaning set forth in the Preamble.

“Force Majeure Event” shall have the meaning set forth in Section 13.

“HDE” shall have the meaning set forth in the Recitals.

“HDE Approval” means receipt by Supplier from FDA of a written authorization to market the Product for pediatric use with weight limit of 20 kgs and authorized selling units of at least 4,000 units pursuant to the submitted HDE application around July 20, 2022, as amended between date of submission and issuance of the authorization letter.

“Infringement Claim” shall have the meaning set forth in Section 10.3.2.

“Initial Term” shall have the meaning set forth in Section 5.1.

“Intellectual Property Rights” means domain names, company names, registered or unregistered trademarks, trade names, logos, service marks, trade dress rights, trade secret rights, registered and unregistered designs, moral rights, patents, patent rights and any applications for registration thereof, and any know how, concepts, ideas, discoveries, inventions (whether or not patentable), processes, developments, suggestions, materials, improvements, works of authorship, artwork, software, documentation, copyrights and database rights, intellectual property, rights in other tangible and intangible assets of a proprietary nature, and the like as may exist now and/or hereafter come into existence and all renewals and extensions thereof, under the laws of the United States or any other state, country or jurisdiction.

“Michigan License” shall have the meaning set forth in Section 2.5.

“Negotiation Notice” shall have the meaning set forth in Section 2.3.

“Negotiation Period” shall have the meaning set forth in Section 2.3.

“New Products” shall have the meaning set forth in Section 2.3.

“Non-Conforming Products” shall have the meaning set forth in Section 3.7.1.

“Other Authorized Uses” means investigational uses requested by SeaStar in writing that are either approved by or exempt from FDA requirements.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Permitted Sub-Distributor” shall have the meaning set forth in Section 2.2.

“Product” means the SCD currently being developed by Supplier as of the Effective Date for the treatment of pediatric patients with AKI on CRRT pursuant to the HDE authorization and any modified, enhanced or supplemented (i.e. components of the existing Product are supplemented) version of the existing SCD.

“Product Literature” shall have the meaning set forth in Section 7.2.

EXHIBIT A-2

“Product Marks” shall have the meaning set forth in Section 2.7.

“Purchase Order(s)” shall mean a binding document (in hard copy or electronic form) that Distributor may, from time to time, issue to Supplier after the Effective Date of this Agreement in order to purchase Products.  Each Purchase Order shall specify the a number for the purchase order, date of delivery, and the amount of the Products to be delivered to Distributor’s facility.

“Quality Agreement” shall have the meaning set forth in Section 3.7.

“Recall” shall have the meaning set forth in Section 8.4.2.

“Renewal Term” shall have the meaning set forth in Section 5.1.

“Representatives” shall have the meaning set forth in Section 9.1.

“Rolling Forecast” shall have the meaning set forth in Section 3.2.

“SCD” shall have the meaning set forth in the Recitals.

“Specifications” shall have the meaning set forth in the Quality Agreement.

“Supplier” shall have the meaning set forth in the Preamble.

“Term” shall have the meaning set forth in Section 5.1.

“Third Party” shall mean any individual or entity other than a Party or an Affiliate of a Party.

“Territory” shall mean the United States of America.

“Tools” shall have the meaning set forth in Section 17.

EXHIBIT A-3

Exhibit B

Permitted Subdistributors

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Exhibit B

Exhibit C

Transfer Pricing and Suggested Trade Price

Product Name	Transfer Price (per unit)
The SCD currently being developed by Supplier as of the Effective Date for the treatment of pediatric patients with AKI on CRRT	[**]

Suggested Trade Price: [**] per unit.  On a quarterly basis, this suggested trade price will be reviewed and evaluated for market acceptance by both parties.

EXHIBIT C-1

Exhibit D

Joint Press Release

EXHIBIT D-1

Exhibit E

Excluded Institutions Solely for the Purposes of Achievement of the Second Milestone in Section 4.4

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Exhibit E